Exhibit 99.18

ISSN 1718-8377

Volume 9, number 10	May 22, 2015

AS AT FEBRUARY 28, 2015

Highlights for February 2015

—  Budgetary revenue totalled $6.0 billion in February, down $39 million compared to last year. Own-source revenue was $4.6 billion, down $27 million, while federal transfers totalled $1.4 billion, a decrease of $12 million.

—  Program spending amounted to $5.0 billion, up $147 million from last year.

—  Debt service stood at $648 million, down $36 million compared to last year.

—  Taking into account the deposit of $144 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $577 million for February 2015.

On the basis of the cumulative results as at February 28, 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $979 million, an improvement of $591 million over last year. The results are consistent with the budget forecast, which provides for an improvement in the budgetary balance on the order of $450 million ($2.8 billion to $2.35 billion) compared to the real budgetary balance for 2013-2014.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	February		April to February			Budget 2015-2016
	2014 (1)	2015	2013-2014 (1)	2014-2015	Change (%)	2014-2015	Forecast growth (%)
Budgetary revenue

Own-source revenue	4 603	4 576	48 097	49 115	2.1	54 339	2.1

Federal transfers	1 405	1 393	15 235	15 316	0.5	16 832	1.8

Total	6 008	5 969	63 332	64 431	1.7	71 171	2.0

Budgetary expenditure

Program spending	–4 815	–4 962	–57 826	–58 875	1.8	–65 704	2.1

Debt service	–684	–648	–7 708	–7 439	–3.5	–8 164	–3.2

Total	–5 499	–5 610	–65 534	–66 314	1.2	–73 868	1.5

Consolidated entities(2)

Non-budget-funded bodies and special funds	24	239	861	1 092	—	426	—

Health and social services and education networks	–22	–21	–229	–188	—	–79	—

Generations Fund	109	144	1 004	1 137	—	1 253	—

Total	111	362	1 636	2 041	—	1 600	—

Surplus (Deficit)	620	721	–566	158	—	–1 097	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–109	–144	–1 004	–1 137	—	–1 253	—

BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	511	577	–1 570	–979	—	–2 350	—

Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of the March 2015 budget.

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at February 28, 2015

¡	Budgetary balance

For the period from April 2014 to February 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $979 million.

For fiscal 2014-2015 as a whole, Budget 2015-2016 maintains the forecast of a budgetary balance in deficit by $2 350 million.

¡	Budgetary revenue

As at February 28, 2015, budgetary revenue amounted to $64.4 billion, an increase of $1.1 billion, or 1.7%, compared to February 28, 2014.

—	Own-source revenue stood at $49.1 billion, up $1.0 billion from the same time last year.

—	Federal transfers amounted to $15.3 billion, up $81 million compared to February 28, 2014.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $66.3 billion, an increase of $780 million, or 1.2%, over last year.

—	For the period from April 2014 to February 2015, program spending rose by $1.0 billion, or 1.8%, reaching $58.9 billion.

—

The most significant changes were an increase in program spending of the Health and Social Services mission ($1 041 million) and the Education and Culture mission ($259 million), and a decrease in program spending of the Economy and Environment mission ($258 million).

—	Debt service amounted to $7.4 billion, a decrease of $269 million, or 3.5%, compared to last year.

¡	Consolidated entities

As at February 28, 2015, the results of consolidated entities showed a surplus of $2.0 billion. These results included:

—	a surplus of $1.1 billion for non-budget-funded bodies and special funds;

—	a $188-million deficit for the health and social services and education networks;

—	dedicated revenue of $1.1 billion for the Generations Fund.

¡	Net financial requirements

As at February 28, 2015, consolidated net financial requirements stood at $5.3 billion, an increase of $1.7 billion compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)
	February			April to February
	2014 (1)	2015	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue
Own-source revenue	4 603	4 576	–27	48 097	49 115	1 018
Federal transfers	1 405	1 393	–12	15 235	15 316	81
Total	6 008	5 969	–39	63 332	64 431	1 099
Budgetary expenditure
Program spending	–4 815	–4 962	–147	–57 826	–58 875	–1 049
Debt service	–684	–648	36	–7 708	–7 439	269
Total	–5 499	–5 610	–111	–65 534	–66 314	–780
Consolidated entities(2)
Non-budget-funded bodies and special funds	24	239	215	861	1 092	231
Health and social services and education networks	–22	–21	1	–229	–188	41
Generations Fund	109	144	35	1 004	1 137	133
Total	111	362	251	1 636	2 041	405
Surplus (Deficit)	620	721	101	–566	158	724
Consolidated non-budgetary surplus (requirements)	577	860	283	–3 032	–5 449	–2 417
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 197	1 581	384	–3 598	–5 291	–1 693

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)
	February					April to February
Revenue by source	2014		2015		Change (%)	2013-2014		2014-2015		Change (%)
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 421		1 443		1.5	17 747		17 779		0.2

Contributions to Health Services Fund	499		535		7.2	6 173		6 257		1.4

Corporate taxes	455		600		31.9	2 538		2 754		8.5

Consumption taxes	1 370		1 048		–23.5	15 294		15 938		4.2

Other sources	186		180		–3.2	1 546		1 552		0.4

Total own-source revenue excluding government enterprises	3 931		3 806		–3.2	43 298		44 280		2.3

Revenue from government enterprises	672		770		14.6	4 799		4 835		0.8

Total own-source revenue	4 603		4 576		–0.6	48 097		49 115		2.1

Federal transfers

Equalization	652		773		18.6	7 180		8 511		18.5

Health transfers	453		405	(1)	–10.6	4 828		4 440	(1)	–8.0 (1)

Transfers for post-secondary education and other social programs	128		133		3.9	1 405		1 456		3.6

Other programs	85		82		–3.5	871		909		4.4

Subtotal	1 318		1 393		5.7	14 284		15 316		7.2

Harmonization of the QST with the GST – Compensation	87	(2)	—		—	951	(2)	—		—

Total federal transfers	1 405		1 393		–0.9	15 235		15 316		0.5

BUDGETARY REVENUE	6 008		5 969		–0.6	63 332		64 431		1.7

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was allocated in 2014-2015 to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 0.1% instead of -8.0%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as spending funded by the compensation is recognized. Consequently, the payment of $1 467 million received in that respect in 2013-2014 was spread over 2013-2014 at $86 million a month for debt service expenditure and at $36 million a month for FINESSS.

General fund expenditure
(millions of dollars)				(Unaudited data)

	February			April to February

Expenditure by mission	2014 (1),(2)	2015	Change (%)	2013-2014 (1),(2)	2014-2015	Change (%)

Program spending

Health and Social Services	2 206	2 297	4.1	27 885	28 926	3.7

Education and Culture	1 481	1 489	0.5	15 770	16 029	1.6

Economy and Environment	314	378	20.4	4 818	4 560	–5.4

Support for individuals and families	523	519	–0.8	5 777	5 820	0.7

Administration and Justice	291	279	–4.1	3 576	3 540	–1.0

Total program spending	4 815	4 962	3.1	57 826	58 875	1.8

Debt service	684	648	–5.3	7 708	7 439	–3.5
BUDGETARY EXPENDITURE	5 499	5 610	2.0	65 534	66 314	1.2

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Certain expenditures were reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)							(Unaudited data)

	February 2015

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	1 111	144	58	433	1 706	—	3 452	–1 746	1 706

Expenditure

Expenditure	–681	—	–58	–433	–1 693	–21	–2 886	1 663	–1 223

Debt service	–161	—	—	—	–43	—	–204	83	–121

Total	–842	—	–58	–433	–1 736	–21	–3 090	1 746	–1 344

RESULTS	269	144	—	—	–30	–21	362	—	362

	April 2014 to February 2015

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	10 279	1 137	834	5 632	20 800	—	38 682	–20 833	17 849

Expenditure

Expenditure	–7 658	—	–834	–5 632	–19 551	–188	–33 863	19 843	–14 020

Debt service	–1 952	—	—	—	–826	—	–2 778	990	–1 788

Total	–9 610	—	–834	–5 632	–20 377	–188	–36 641	20 833	–15 808

RESULTS	669	1 137	—	—	423	–188	2 041	—	2 041

(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at March 31, 2015, will be published on July 3, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.